FIRST AMENDMENT TO THE
REGISTRATION RIGHTS AGREEMENT

This First Amendment to the Registration Rights Agreement (this “Amendment”) is made and entered into as of February 12, 2009 by and between OmniReliant Holdings, Inc., a Nevada corporation (the “Company”) and Midtown Partners & Co., LLC, a Florida limited liability Company (“Midtown”).

On April 30, 2008, the Company and Midtown entered into the Registration Rights Agreement (the “Registration Rights Agreement”), which provides for piggy-back registration rights.  The parties now wish to amend the terms of the Registration Rights Agreement in accordance with the terms stated herein.  Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as set forth below.

OPERATIVE PROVISIONS

1.           Section 1; Registrable Securities.  The definition of “Registrable Securities”, as set forth in Section 1 of the Registration Rights Agreement, is hereby deleted in its entirety and replaced with the following:

“Registrable Securities” means, as of the date in question, (i) all of the shares of Common Stock issuable upon exercise in full of the Series BD-10, Series BD-11, Series BD-12, and Series BD-13 Common Stock Purchase Warrants issued to Midtown pursuant to the Placement Agreement, (ii) any additional shares issuable in connection with any anti-dilution provisions associated with such warrants, and (iii) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

2.           Ratification of Agreement.  The terms and conditions of the Registration Rights Agreement that have not been modified by this Amendment shall remain in full force and effect.

3.           Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

OMNIRELIANT HOLDINGS, INC.

By:	/s/ Paul Morrison
Name: Paul Morrison
Title: Chief Executive Officer

MIDTOWN PARTNERS &CO., LLC

By:	/s/ Bruce Jordan
Name: Bruce Jordan
Title: President